Exhibit 99.2

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces $1.00 Dividend

BRISBANE, CALIF. — July 6, 2010 — bebe stores, inc. (Nasdaq: BEBE) today announced that its Board of Directors declared a one-time cash dividend of $1.00 per share.  The dividend is payable on July 30, 2010 to shareholders of record at the close of business on July 21, 2010.  No additional dividend will be payable this quarter.

The Board decided this was an appropriate time to make such payment to its shareholders especially given the full payment the company received related to the auction rate securities it previously held at UBS, which brought our cash total to approximately $250 million and the remaining auction rate securities to approximately $100 million, combining for total cash and investments of $350 million.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 297 stores, of which 213 are bebe stores, 48 are PH8 stores, 35 are 2b bebe stores 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

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